Exhibit 3.240
ASSIGNMENT OF
LIMITED LIABILITY COMPANY INTERESTS
     This Assignment of Limited Liability Company Interests (this “Assignment”) is executed as of Febuary 4, 2011, effective immediately following the consummation of the Offering (as defined below), by Aviv Financing III, L.L.C., a Delaware limited liability company (“Assignor”), and Aviv Financing II, L.L.C., a Delaware limited liability company (“Assignee”).
RECITALS
     WHEREAS, Assignor owns all of the issued and outstanding limited liability company membership interests (collectively, the “Interests”) in each of the limited liability companies set forth on Schedule I hereto (each a “Subsidiary” and, collectively, the “Subsidiaries”); and
     WHEREAS, Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership and indirect parent of Assignor and Assignee (“Partnership”), and Aviv Healthcare Capital Corporation, a Delaware corporation and wholly-owned subsidiary of the Partnership, have offered, issued and sold (the “Offering”) $200.0 million in aggregate principal amount of Senior Notes due 2019 (the “Notes”);
     WHEREAS, it is contemplated that the Subsidiaries will become senior guarantors of the $200.0 million aggregate principal amount of Notes; and
     WHEREAS, in connection with the Offering, the parties hereto believe that it is in their collective best interest and the best interest of the Partnership to enter into this Assignment.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:
AGREEMENT
     1. Assignor hereby conveys, assigns and delivers unto Assignee, its successors and assigns, as of the date hereof, all right, title and interest in, to and with respect to the Interests.
     2. Assignee hereby accepts, as of the date hereof, the assignment of the Interests and agrees to be bound by the terms of the Limited Liability Company Agreement of each Subsidiary as the sole member of each Subsidiary.
     3. Assignor covenants and agrees to do, execute, acknowledge and deliver to, or cause to be done, executed, acknowledged and delivered to, Assignee, its successors and assigns, all such further acts, deeds, assignments, transfers, conveyances and assurances that may be reasonably requested by Assignee for the better assigning, transferring, conveying, delivering, assuring and confirming to Assignee, its successors or assigns, any or all of the Interests.

     4. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns.
- Signature Page Follows -
Assignment of Limited Liability Company Interests

     IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the date first above written.

AVIV FINANCING III, L.L.C.,
a Delaware limited liability company

By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P.,
a Delaware limited partnership,
its sole member

	By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership,
its general partner

		By:	AVIV REIT, INC.,
a Maryland corporation,
its general partner

			By: Name:	/s/ Craig Bernfield
Its:

AVIV FINANCING II, L.L.C.,
a Delaware limited liability company,

By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P.,
a Delaware limited partnership,
its sole member

	By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership,
its general partner

		By:	AVIV REIT, INC.,
a Maryland corporation,
its general partner

			By: Name:	/s/ Craig Bernfield
Its:

Signature page to
Assignment of Limited Liability Company Interests

Schedule I
1.	Chatham Aviv, L.L.C., a Delaware limited liability company

2.	Hidden Acres Property, L.L.C., a Delaware limited liability company

3.	Monterey Park Leasehold Mortgage, L.L.C., a Delaware limited liability company

4.	Norwalk ALF Property, L.L.C., a Delaware limited liability company

5.	Wellington Leasehold, L.L.C., a Delaware limited liability company